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(KPMG Peat Marwick LLP Letterhead)

                                                                    EXHIBIT 23.5


                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors of
Budget Rent a Car Corporation:


We consent to the incorporation by reference in this Amendment No.1 to Registration Statement of Budget Group, Inc. on Form S-3 (file no. 333-61429), of our report dated February 18, 1997, related to the Budget Rent a Car Corporation consolidated financial statements as of December 31, 1995 and 1996 and for the each of the years in the three-year period ended December 31, 1996, from Budget Group, Inc.'s current report on Form 8-K dated May 13, 1997, and to the reference to our firm under the heading "Experts" in this Registration Statement.


                                        /s/ KPMG Peat Marwick LLP




KPMG Peat Marwick LLP
September 15, 1998
Chicago, Illinois